Exhibit 10.43
EXECUTION COPY
CONTRACT OF EMPLOYMENT
(including particulars of terms of employment required
by the Employment Rights Act 1996)

EMPLOYER	TRAVELPORT INTERNATIONAL LTD. of Axis One, Axis Park, 10 Hurricane Way, Langley, Berkshire SL3 8AG United Kingdom. Registered company number 1254977 England (“the Company”).

EMPLOYEE	Philip Emery

DATE	17 March 2010
1.	Commencement of employment

Your employment with the Group began on 11 September 2006 which is the date of commencement of your period of continuous employment. Pursuant to the terms of a service agreement entered into as of the date hereof, you are also employed by Travelport plc as Chief Financial Officer of Travelport plc. The terms of this contract shall be conditional on, and shall take effect as of the date of, completion of the proposed initial public offering (the IPO) of the Company’s ordinary shares on the London Stock Exchange (LSE). In the event the IPO on the LSE is not completed by 31 December 2010, this contract shall be null and void and of no effect.

2.	Job title

You are employed as Chief Financial Officer, Travelport GDS at Senior Executive Leadership level. The content of your job may be varied from time to time.

3.	Duties
3.1	You will carry out such duties and comply with such instructions consistent with your position and status as the Company reasonably determines from time to time.

3.2	You will report to Gordon Wilson, the President and CEO of Travelport GDS (or his successor); provided, however, that the Company may change this reporting relationship so that you have substantially equivalent accountability and responsibility.
4.	Place of work
4.1	Your normal place of work will be the Company’s offices at Langley.

4.2	You may be required to undertake business trips or temporary work placements within the UK and abroad in the course of the performance of your duties.

4.3	You may be required to work on a permanent basis at any other (current or future) premises of the Company or any Group Company within a radius of 50 miles of Langley. If as a result of such relocation you are required to move home your relocation expenses will be refunded to the extent provided for in the Company’s relocation policy in accordance with the terms of that policy which may be revised from time to time.
5.	Remuneration
5.1	Your basic salary is £92,500 per annum effective upon the IPO. This basic salary is payable monthly in arrears in accordance with the Company’s normal payroll practices by electronic transfer direct to your bank.

5.2	Your salary will be reviewed annually. Salary review does not automatically entitle you to a salary increase.

5.3	You are required to inform the Company’s payroll department without delay if an over or under payment of salary, expenses or any other benefit is mistakenly made to you.

5.4	You are eligible to earn 75% of your base annual salary under this agreement at target with the potential to earn up to 200% of your target bonus (i.e. 150% of your base annual salary) at the discretion of the Board. Your bonus will be based on the enterprise performance targets as set by the Board. These may vary from year to year. Bonus payment is at the discretion of the Company and subject to the approval of the Board.
6.	Expenses

If you incur travelling expenses (other than travel to and from work), accommodation or other expenses in the course of carrying out your duties, you will be reimbursed for these by the Company on production of appropriate vouchers or receipts in accordance with the Company’s current policy on expenses, a copy of which appears on the Company Intranet.

7.	Perquisites

During your employment you will be provided with perquisites for UK executives at your level, including without limitation those set forth in clause 11 of this agreement, subject to the prevailing rules, policy or plan, which may be revised from time to time. In addition, you will continue to be permitted to use a car service for commuting purposes to and from work as necessary, and this will be a taxable benefit to you. Your eligibility to participate in these schemes and to receive benefits under them shall cease upon termination of your employment for whatever reason. The Company reserves the right to vary, replace or discontinue all or any of these perquisites from time to time.

8.	Hours of Work
8.1	The Company operates normal core hours of business of 09:00am to 5:15pm. Your normal hours of work will be both within and outside of these normal core hours of business and will be set according to the business needs of the Company and your availability due to the separate business needs of Travelport plc. The Company reserves the right to vary your normal hours of work at its discretion to meet business needs and/or improve operational efficiency but without increasing the normal number of hours worked.
8.2	You will be required to work such additional hours as may be necessary for the proper performance of your duties, for which you will receive no additional payment.

8.3	You agree that the maximum weekly working time limits in regulation 4 (1) of the Working Time Regulations 1998 do not apply to you, and that you shall give the Company three months notice in writing if you wish regulation 4 (1) to apply to you.

8.4	You agree to co-operate fully in assisting the Company to maintain such records of your working hours as may be required from time to time.
9.	Holidays and holiday pay
9.1	The holiday year runs from 1 January to 31 December.

9.2	In addition to the usual public holidays, your total entitlement to paid holiday under both this contract and the service agreement by and between you and Travelport plc dated 17 March 2010 shall be 25 working days’ in each holiday year of employment, increasing to 27 days after five continuous years’ service and 29 days after ten continuous years’ service. Holidays shall be paid at your basic rate of pay.

9.3	If the 5th and 10th anniversaries of your commencement date fall during the first six months of a holiday year then your two day increase of holiday entitlement will be available to you following the anniversary date. If these anniversaries fall during the second six months of a holiday year then your holiday entitlement following the anniversary date will increase by only one day for that year.

9.4	Where you are employed for a part of a holiday year only — either on commencement or termination of your employment — you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant holiday year.

9.5	The dates of any period of holiday must be approved by your manager. Although the Company will agree to your proposed holiday dates wherever possible, it reserves the right to withhold approval where necessary for administrative or business reasons. Consent will not normally be given to your taking more than ten consecutive working days holiday.

9.6	In exceptional circumstances and with the prior written consent of your Manager, up to five days unused holiday entitlement may be carried forward to the next year. Any such days must be taken by 31 March in the next holiday year.

9.7	On the termination of your employment, where you have taken more or less than your accrued holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made to your final pay by way of a deduction or an additional payment as appropriate.
10.	Sickness and sick pay
10.1	If you are absent from work due to sickness or injury or for any other reason you must let the Company know by 10.00 am on your first day of absence that you will be unable to attend. If it is not possible for you or someone on your behalf to contact the Company by this time then you must ensure that contact is made as soon as is reasonably practical thereafter. If you are absent over a period of time, you must keep the Company advised regularly of your progress and of your likely return date. Your manager will be your first point of contact for these purposes.

10.2	If you are absent due to sickness or injury for half a day or more, immediately you return to work you must complete a sickness self-certification form and submit it to your manager for his/her signature and authorisation. Template self-certification forms are available on the Company’s Intranet.

10.3	If you are absent for more than seven consecutive days (including Saturdays and Sundays) due to sickness or injury you must obtain a doctor’s certificate in respect of your absence to date and any anticipated future absence and give it or send it immediately to your manager. Thereafter any further absence must continue to be supported by doctor’s certificates. If you wish to return to work following a period of sickness absence and your doctor’s certificate is for an open ended period or for a period which has not expired then the Company will only allow you to return to work if you submit a further doctor’s certificate confirming that you are once more fit for work.

10.4	Failure to comply with the above procedures may result in the loss of Company sick pay (referred to below) and may also disqualify you from receiving Statutory Sick Pay (“SSP”).

10.5	The Company’s sick pay year runs from 1 April to 31 March. Provided you have complied with the requirements detailed above, the Company will continue to pay you at your normal rate of pay under this contract during any unavoidable absence through sickness or injury in any given sick pay year (whether the absence is continuous or intermittent) for a period of 26 weeks.

Any payment made to you under this provision will include any entitlement which you may have to receive SSP from the Company. Company sick pay will be reduced by the amount of any Social Security benefits recoverable by you (whether or not recovered) in respect of your illness or injury. Any payments made in addition to your entitlement to Company sick pay as detailed above will be made entirely at the Company’s discretion.
10.6	Where the relevant anniversary of your commencement of employment falls part way through a sick pay year your entitlement to Company sick pay for the sick pay year in question will increase immediately upon that anniversary date, but any sick pay already paid to you during that sick pay year will be offset against your new entitlement.

10.7	If you are absent during one sick pay year (“year 1”) and your absence continues into the next sick pay year (“year 2”) or if your absence in year 2 commences within four weeks of your absence in year 1 then the absence which falls in year 2 will be regarded as if it had fallen within year 1 and your entitlement to Company sick pay will be calculated by reference to your unexhausted sick pay entitlement (if any) for year 1. In this case you will only qualify to claim Company sick pay in respect of your entitlement for year 2 once you have returned to work for a continuous period of at least four working weeks before incurring any further sickness absence. Until you have qualified to receive Company sick pay in year 2 as described above any further absence from work due to sickness or injury will also be regarded as having occurred in year one.

10.8	You may be eligible to receive SSP payments before you become entitled to Company sick pay or once your entitlement to Company sick pay in any given sick pay year has been exhausted in which case you will receive payment at the SSP rate during your absence until your SSP entitlement has been exhausted. Your “qualifying days” for SSP purposes are Monday to Friday (inclusive).

10.9	If you are absent from work due to an accident which occurred or a condition which was sustained as a result of the act or omission of a third party any sick pay paid to you by the Company in respect of your absence will be paid as a loan which you must repay to the Company if you are successful in recovering damages in respect of your absence from work.

10.10	The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company’s choice at any time (whether or not you are absent by reason of sickness or injury) and you agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

10.11	For the avoidance of doubt the Company will be entitled to terminate your employment in accordance with the terms of this Contract (whether with or without notice as appropriate in the circumstances) during any period of sickness absence.
11.	Pension and other benefits
11.1	The Company operates a defined contribution pension plan. The Company will make pension contributions based on your basic annual salary under this agreement in equal monthly instalments in arrears into the defined contribution pension plan subject to the rules of the scheme and the tax reliefs and exemptions available from HM Revenue & Customs. The value of such contributions is based upon the value of the contributions made by you. If you contribute a minimum of 3% of your basic annual salary, the Company will contribute 6%. If you contribute a minimum of 10% of basic annual salary, the Company will contribute 15%. If you choose to join this pension plan then the your basic salary with the Company will be reduced by the amount that you elect to be invested into the pension plan, in accordance with the membership category selected.
11.2	During your employment you will be entitled to participate at the Company’s expense in the Company’s schemes relating to the following:
(a)	private medical expenses insurance, including family cover for nominated dependents;

(b)	permanent health insurance;

(c)	life assurance of four times your base salary under this agreement;

(d)	Well Being programme;
subject to the rules of these schemes which may be revised from time to time. Your eligibility to participate in these schemes and to receive benefits under them shall cease upon termination of your employment for whatever reason.

11.3	Participation in the permanent health insurance (PHI) scheme is strictly subject to the rules of the scheme which may change from time to time. You will be entitled to receive benefits under the PHI scheme only in the circumstances and for so long as the Company continues to receive benefits from the insurer who operates the scheme. Your entitlement to receive benefits will therefore cease if your employment is terminated or if you are able to work to your normal capacity again, if you die, or if you reach normal retirement age or if the insurer considers that you no longer satisfy the scheme’s other eligibility requirements.

11.4	During your employment, you shall be entitled to participate in the equity award programs established for the benefit of the Company’s employees, subject to the rules of the applicable program as in effect from time to time. The amount of any equity award grant made to you pursuant to such programs shall be in the sole discretion of the Company.

11.5	During your employment, you shall be eligible for a car allowance of £1,275 gross per month.

11.6	During your employment, you will be provided with the services of the Company appointed tax advisors to a maximum value of £3,500 per annum.

11.7	During your employment, you are entitled to an annual travel allowance of £5,000 gross per annum in accordance with the prevailing Company policy.

11.8	The Company reserves the right to vary, replace or discontinue all or any of these schemes from time to time.
12.	Confidentiality
12.1	You shall not either during the continuance of your employment or at any time thereafter:
(a)	disclose or communicate to any person or permit or enable any person to acquire any Confidential Business Information other than for any legitimate purposes of a Group Company; or

(b)	use or attempt to use any of the Confidential Business Information in any manner which may injure or cause loss either directly or indirectly to any Group Company or its Clients or may be likely to do so or for any purpose other than in the discharge of your duties hereunder; or

(c)	sell or seek to sell to anyone Confidential Business Information other than for any legitimate purposes of a Group Company; or

(d)	obtain or seek to obtain any financial advantage direct or indirect from the disclosure of Confidential Business Information other than for a Group Company.

During the continuance of your employment and at all times thereafter you shall use your best endeavours to prevent the unauthorised publication or disclosure of the Confidential Business Information or any part thereof.
12.2	This Clause shall not apply to:
(a)	information or knowledge which comes into the public domain

(b)	other than in consequence of your default;

(c)	any information which you have acquired other than through the performance of your duties for a Group Company; or any information which is required to be disclosed by you by order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by law.
12.3	Nothing in this Agreement shall preclude you from making a protected disclosure for the purposes of the Public Interest Disclosure Act 1998.

13.	Activities during your employment
13.1	During your employment you may only be engaged, concerned or interested (whether directly or indirectly) in any other trade, business or occupation with the prior written consent of the Company, as set forth in the Travelport Code of Business Conduct & Ethics (“the Code”). Subject to the provisions of the Code, the Company will not unreasonably withhold such consent but consent will not be given where the outside activity in question gives rise to any conflict of interest with regard to the Company’s business or if it is likely to detract from the proper performance of your duties under this contract.

13.2	During your employment you must not, except with the Company’s written consent and subject to the provisions of the Code, introduce to any other competing business orders for goods or services with which the Company is able to deal.

13.3	During your employment you must not, except with the Company’s express written consent or instructions, represent yourself as the Company’s authorised agent save as is required in the normal course of your duties. You must not communicate with any member of the press or media or publish any letter, article or document on behalf of or referring to the Company without the express prior permission of the Corporate Communications Department.
14.	Intellectual Property
14.1	All copyright, design rights, database rights, trademarks, and any other intellectual property rights (other than patents) in any software, databases, specifications, manuals, prototypes, records, documents, (including all material stored in computer readable form), drawings, designs, business ideas or methods and any other material or work (the “Materials”) of any description that is capable of protection under the intellectual property laws (other than patent law) or laws of confidence of any country which is made, developed, created, devised or designed (whether alone or with any other person) by you in the course of your employment will be the property of and will belong to the Company unless otherwise agreed in writing by the Company.

14.2	You agree that you will use the Materials only for the purpose of the Company’s business and that you will return the Materials and all copies and extracts from the Materials, to the Company on demand at any time and without demand on the termination of your employment, howsoever arising.

14.3	You shall promptly disclose full details of all inventions, discoveries, processes or formulae or any other matter which is capable of patent protection under the intellectual property laws of any country which is made, created, developed, or devised by you in the course of your employment (“Inventions”) in writing to a Director of the Company, and shall if requested by the Company deliver to the

Company all copies and material representations of such Inventions in your possession, custody or control.
14.4	To the extent that under the mandatory laws of any country an Invention or any patent or other rights therein belongs to you, you shall on request by the Company negotiate with the Company in good faith for the assignment or license of the Invention and such rights to the Company.

14.5	All other Inventions and all other rights therein shall belong to the Company, and, to the extent not already legally owned by the Company, shall be held on trust for the Company, and at the Company’s request and cost you shall execute any documents and do all things necessary to substantiate the Company’s ownership thereof and to obtain registration or protection thereof in any country.

14.6	You irrevocably appoint the Company to be your attorney in your name, and on your behalf:
14.6.1	to execute any instrument, to do any thing, and generally to use your name for the purpose of giving the Company (or its nominee) the full benefit of the provisions of clauses 14.1 to 14.5 above; and

14.6.2	to give to any third party a certificate in writing (signed by a director or secretary of the Company) confirming that any instrument or act falls within the authority conferred by this clause; such a certificate will be deemed to be conclusive evidence that this is the case.
14.7	Save as provided above, you shall keep all Inventions and all details thereof confidential to yourself and any lawyer or patent agent instructed by you. You shall not without the Company’s consent apply for protection or registration in any country of any Invention belonging to the Company and shall promptly inform the Company if you apply for protection or registration of an Invention belonging to you in any country.
15.	Disciplinary and grievance procedure

The Company has disciplinary and grievance procedures which appear on the Company intranet. The disciplinary and grievance procedures are not incorporated by reference in this contract of employment and therefore do not form part of your contract of employment.

16.	Termination of employment
16.1	Subject as follows the Company can terminate your employment at any time by giving you 12 months written notice.

16.2	You may terminate your employment at any time by giving the Company at least 12 months written notice.

16.3
16.3.1	After notice of termination has been given by either you or the Company, provided that the Company continues to provide you with your normal salary and contractual benefits under this contract until your employment terminates, the Company may at its absolute discretion at any time during your notice period:
(a)	exclude you from the premises of the Company and/or any Group Company;

(b)	require you to carry out specified duties other than your normal duties or to carry out no duties;

(c)	require you to return any property belonging to the Company which is in your possession;

(d)	require that you resign immediately from any offices you hold in any Group Company;

(e)	announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be); and

(f)	instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until your employment has terminated.
16.3.2	Any outstanding holiday entitlement accrued before or during a period of exclusion pursuant to clause 16.3.1 should be used during the exclusion period with the prior agreement of the Company.
16.4	The Company has the right to terminate your employment without notice if you breach the material terms and conditions of your employment and/or in the case of gross misconduct. Gross misconduct includes (but is not limited to) dishonesty, fraud, insider dealing, breach of company confidentiality, pilferage, being under the influence of alcohol or other substances at work, flagrant disobedience of reasonable orders from superiors, causing actual or threatening physical harm, harassment and causing damage to Company property.

16.5	The Company may also terminate your employment (with or without notice depending upon the severity of the case) if it discovers that you provided the Company with false information or deliberately misled the Company when applying for employment.

16.6	The Company reserves the right, at its discretion, to terminate this Contract immediately without giving the period of notice referred to in clause 16.1 or 16.2

(as appropriate) by paying to you your basic salary (less deductions of tax and national insurance) in lieu of all or part of your notice period as the case may be.

16.7	Should you be involuntarily terminated for any reason other than cause (as determined by the Company) or you resign in circumstances where you are entitled to resign in response to a fundamental breach of contract by the Company (by way of non-exhaustive example only, it is agreed that a fundamental breach of either this contract or that certain service agreement entered dated 17 March 2010 by and between you and Travelport plc shall for these purposes only be treated as constituting a fundamental breach of contract by the Company under this agreement, which shall include any reduction to your overall base salary and bonus that is not remedied by the Company within 30 days after written notice by you), and provided that you execute a compromise agreement that will be provided to you by the Company in its standard form and that will include a release of all claims against any Group Company or any of their directors, officers, agents or employees, a non-competition provision for 12 months following your termination of employment, and a non-solicitation provision for 12 months following your termination from employment, you shall be entitled to receive the following benefits, which, except as expressly provided herein in clause 16.6, shall be in lieu of any severance or separation benefits under any and all other severance plans, policies and agreements that may entitle you to severance or separation benefits and which shall be less deductions of tax and national insurance:
16.7.1	A lump sum payment that is equivalent to 12 months of your base annual salary payable under this agreement at the time of termination;

16.7.2	A lump sum payment equal to your then current annual target bonus payable to you with respect to your service under this agreement for the year in which your employment terminates, pro-rated based upon the number of days you were employed with the Company during the year of termination and for which you have not otherwise received or been eligible for a bonus, and in lieu of any other bonus for the period in which you are terminated; and

16.7.3	vesting of the awards granted pursuant to any equity plan of the Company (including without limitation under the Travelport plc IPO Incentive Scheme or Performance Share Plan (or any successor plan(s) established by the Company or any of its affiliates)), in each case as, and to the extent, described in the documentation related to such awards; provided that in each case such vesting shall not be less favourable to you than (1) in the case of an award which vests, in whole or in part, on the basis of performance, the portion of such award which would have vested assuming (i) that your employment continued for 18 months following the termination of your employment, (ii) that the award vests ratably on a monthly basis over the performance period, and (iii) performance at target, and (2) in the case of an award which vests solely on the basis of continued employment, the portion of the award that would have vested assuming (i) that your employment continued for 18 months following the termination of your employment, and (ii) that the award vests ratably on a monthly basis over the vesting period; provided, however, that, for purposes of this subparagraph 16.7.3, “target” shall be the amount of equity that would have vested had the Company achieved its budgeted target level of performance (measured at the time performance targets are put in place) and that in any event it shall not be less than 66.7% of the award; further provided, however, that nothing in this subparagraph 16.7.3 shall restrict the ability of the Board to grant more favourable vesting terms to you.
16.8	Upon termination of the Employment howsoever arising you will:
16.8.1	resign from all offices, trusteeships or positions held by you in the Company (or any other Group Company) and transfer all nominee shares held by you in the Company (or any other Group Company) without compensation for loss of office or otherwise and, should you fail to do so, your manager is irrevocably authorised to appoint some person in your name and on your behalf to do, execute and perform any acts, deeds, documents or things necessary to effect such resignation or transfer;

16.8.2	deliver (or, if you are dead, of unsound mind or bankrupt, then your personal representatives or such other persons as may be appointed to administer your estate and affairs will deliver) up to the Company or its authorised representative all property including (without limitation) all documents, records, keys, correspondence, discs, tapes, telephones, credit cards or other items in your possession or under his control which relate in any way to the business or affairs or customers of the Company (or any other Group Company) or are the property of the Company (or any other Group Company) and all extracts or copies of them regardless of the medium on which such extracts or copies are stored or held; and

16.8.3	not at any time after the termination wrongfully represent yourself as being a director of or employed by or connected with the Company (or any other Group Company) nor make or publish any untrue or misleading statement or comment about the Company (or any other Group Company) or their respective officers and employees.
16.9	You acknowledge and agree that, notwithstanding that the personal contact is between you and representatives of Clients, Suppliers, Agents and Distributors (collectively referred hereafter as “Business Partners”), the relationship with them is one which exists with the Company and is valuable to the Company and that, so far as concerns those Business Partners whose business is handled by you, it is capable of being damaged inter alia upon the cessation for any reason of the contract of employment between the Company and you. For the purposes of permitting the Company to ensure so far as possible that any such damage is minimised, and so as to preserve the Company’s relationship with its Business Partners after the termination of the contract of employment, and to ensure the continued proper servicing of the requirements of such Business Partners, you hereby undertake generally to co-operate with the Company and comply with the instructions of the Board in securing the handover of the affairs of any such Client, Agent, Supplier or Distributor to any other employee(s) designated by the Company in a manner which will or is designed to ensure that the Company’s relationship with such Client is preserved and that the Client continues to receive a proper service from the Company; and acknowledges that any breach of the above undertakings may cause loss or damage to the Company for which it may reasonably seek compensation or injunctive relief from you.

16.10	With a view to ensuring that your departure can be arranged with the minimum of inconvenience or disruption to the business of the Company and its relationship with its Clients and its other employees, you undertake to mutually agree with your manager the timing and manner of any communication about your departure, and to refrain from informing any of your colleagues (excluding your manager and the Board of Travelport plc or its successor) about the proposed cessation of your employment hereunder, other than within the agreed communication plan.

16.11	You acknowledge the right of the Company to monitor and control the performance of its employees and ensure the proper servicing of the requirements of its Clients, and acknowledge the fiduciary obligations attaching to your position.
17.	Company Property
On request and in any event on termination of your employment for any reason you are required to return to the Company all company property including e.g. mobile phones, computer hard and software including discs and all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, projections) together with all copies which are in your possession or under your control. The ownership of all such property and documents will at all time remain vested in the Company.
18.	Restrictive Covenants
18.1	You acknowledge that in the course of your employment you are likely to obtain knowledge of Group Companies’ trade secrets and other confidential information and will have dealings with Clients, Suppliers, Agents and Distributors (collectively referred hereafter as Business Partners) and that the relationships with such Business Partners are proprietary rights belonging to the relevant Group Company and that it is fair and reasonable for the Company to seek to protect the interests of the Group by the provisions of this clause 18.

18.2	You shall not, either on your own account (whether directly or indirectly) as a representative, employee, partner, director, financier, shareholder or agent of any other person, firm, company or organisation:
(a)	at any time during the Restricted Period hold any Material Interest in a business which is either wholly or partially in competition with any of the Businesses;

(b)	at any time during the Restricted Period, seek in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Client with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(c)	at any time during the Restricted Period, accept in any capacity whatsoever orders for any Restricted Products or Restricted Services from any Client with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(d)	at any time before or after the Termination Date, induce or seek to induce by any means involving the disclosure or use of Confidential Business Information any Business Partner to cease dealing with a Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(e)	at any time during the Restricted Period be employed or engaged by any person who at any time during the period of twelve months prior to the Termination Date shall have been a Business Partner for the purpose of carrying out the same kind of work as you have performed for that Business Partner during the period of twelve months prior to the Termination Date;

(f)	at any time during the Restricted Period approach, solicit or seek in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Supplier, Agent or Distributor with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(g)	at any time during the Restricted Period deal with or accept in any capacity whatsoever orders for any Restricted Products or Restricted Services from any Supplier, Agent or Distributor with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(h)	at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who shall have been an Employee;

(i)	at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who shall have been providing consultancy services to the relevant Group Company at any time in the period of twelve months immediately prior to the Termination Date and who:
(i)	by reason of his engagement as a consultant by such Group Company is likely to be able to assist a business in or intending to be in competition with such Group Company so to compete; or

(ii)	by reason of his engagement as a consultant by such Group Company is likely to be in possession of any Confidential Business Information; or
(j)	at any time after the Termination Date represent yourself or permit yourself to be held out by any person, firm or company as being in any way connected with or interested in any Group Company.
18.3	Whilst the restrictions referred to in this clause are regarded by the parties hereto as fair and reasonable restrictions to be imposed on you, it is hereby declared that the wording of this clause is severable and so much of the same as a court of competent jurisdiction may regard as unreasonable shall (so far as the same is possible) be deleted.

18.4	If after your employment ends you propose to enter into any contract of employment, appointment or engagement you must before so doing bring all the terms of this contract (particularly clauses 12, 14, 17 and 18) to the attention of any proposed new employer or organisation appointing you.
19.	Normal retirement age
             Your normal retirement age is 65 years.
20.	Deductions
You hereby authorise the Company to deduct from your pay (including holiday pay, sick pay, bonus and pay in lieu of notice) any amounts which are owed by you to the Company or any other company in the Group after due notification and authority (including any costs incurred by the Company under the provisions of the Company Car Policy as amended from time to time).
21.	Rules policies, procedures
21.1	You must comply at all times with the Company’s rules policies and procedures relating to equal opportunities, harassment, health and safety, e-mail and internet use, insider trading and all other rules and procedures introduced by the Company from time to time. Copies of all rules, policies and procedures appear in the Employee Handbook.

21.2	In addition to those rules policies and procedures detailed in clause 21.1 above, you must comply at all times with the Code and any Code Supplements, as amended from time to time. You will be given a copy of the Code annually, and will also be made aware of any material updates.

21.3	For the avoidance of doubt the rules, policies and procedures detailed in clause 21.1 and the Code detailed in clause 21.2 above are not incorporated by reference into this contract, are non-contractual and may be changed, replaced or withdrawn at any time at the discretion of the Company.

21.4	Any breach of the Company rules, policies or procedures or the Code may result in disciplinary action being taken against you, and in turn may, dependent upon the circumstances and the seriousness of the matter concerned, result in the termination of your employment.
22.	Data Protection
22.1	You agree that personal data (including sensitive data) relating to you which has been or is in the future obtained by the Company may be held and processed by the Company (and where necessary its agents or appointed third parties) either by computer or manually for any purpose relating to the administration, management and operation of your employment, or in relation to the Company’s legal obligations or business needs.

22.2	The Group has offices in various countries throughout the world and it may be necessary for one or more of the Group’s overseas offices to have access to information held about you by the Company in the UK. However it is only intended by the Company that information about you will be used by the Group’s overseas offices for the purpose of enabling the Group to deal with personal issues connected with your employment, including advising relevant statutory authorities in order to obtain a work permit or visa or assisting in your secondment to an overseas office or for pay roll purposes. You agree that the Company may where appropriate transfer personal data (including sensitive data) relating to you to the Group’s overseas offices.

22.3	You agree and give authorisation that your company electronic mail and computing resources will be accessible to the company without any further prior consent during your employment and where appropriate after leaving the company. All user ID and passwords combinations may be reset for access in appropriate business circumstances.
23.	Entire agreement
This contract contains the entire and only agreement between us and supersedes all previous agreements between you and the Company, including without limitation the Contract of Employment dated 1st October 2009 between you and Travelport International Ltd. (the “Prior Agreement”); provided, however, nothing in this contract amends or supersedes (w) the Management Equity Award Agreements between you and TDS Investor (Cayman) L.P., (x) the amendments to the May 1, 2009 Management Equity Awards Agreement between you and TDS Investor (Cayman) L.P. as set forth in Sections 16.8 (including Subsections 16.8.1 through 16.8.5, inclusive) and Section 16.9 of the Contract of Employment dated 1st October 2009 between you and Travelport International Ltd., (y) that certain executive director letter of appointment by and between Travelport plc and you dated 17 March 2010 for services as an executive director and (z) that certain service agreement by and between Travelport plc and you dated 17 March 2010, each of which remain in full force and effect. For the avoidance of doubt, the Prior Agreement remains in full force and effect until this Agreement takes effect upon the completion of the IPO. In addition, it is the intention of the parties hereto that this agreement, the contract of employment between you and Travelport plc dated 17 March 2010 and that certain executive director letter of appointment by and between you and Travelport plc dated 17 March 2010 will provide economic benefits (including without limitation base salary, bonus and severance) to you that are, collectively, no worse than provided to you in the Prior Agreement, and that this agreement shall be interpreted accordingly.
24.	Changes to your Contract
24.1	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment.

24.2	If the Company changes any of the terms and conditions of your employment it will notify you in writing at least one month in advance of the changes taking effect.
25.	Meaning of words used
In this contract “Group” means the Company any holding company of the Company for the time being and any subsidiary (as defined in Section 736 of the Companies Act 1985) for the time being of the Company or its holding companies (including without limitation Travelport plc) and “Group Company” means any company in the Group.
26.	Definitions
In this agreement the following definitions apply:
“Agent” means all and any travel agents and any other person, firm, company or organisation materially engaged in the business of travel agency with whom you have had contact or about whom you became aware of or informed in the course of your employment:
(a)	who shall at the Termination Date be negotiating with a Group Company to be involved in the supply of Restricted Products or Restricted Services; or

(b)	who has at any time during the period of twelve months prior to the Termination Date been involved in the supply of Restricted Products or Restricted Services to a Group Company.
“Associated Company” means any company 20 per cent or more of the equity share capital of which is owned directly or indirectly by the Company (applying the provisions of section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership), or any other Group Company or any company to which the Company (or any other Group Company) renders managerial, administrative or technical services;
“Businesses” means all and any trades or other commercial activities of any Group Company:
(a)	with which you shall have been concerned or involved to any material extent at any time during the period of twelve months prior to the Termination Date and which the relevant Group Company shall carry on with a view to profit; or:

(b)	which the relevant Group Company shall at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which you shall at the Termination Date possess any Confidential Business information;
“Client” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment:
(a)	who shall at the Termination Date be negotiating with a Group Company for the supply of any Restricted Products or the provision of any Restricted Services; or

(b)	to whom a Group Company shall at any time during the period of twelve months prior to the Termination Date have supplied any Restricted Products or provided any Restricted Services;
“Confidential Business Information” means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) which is of a commercially sensitive or confidential nature and any information in respect of which the Company owes an obligation of confidentiality to any third party:-
(a)	which you have acquired at any time during your employment by the Company but which does not form part of your own stock in trade; and

(b)	which is not readily ascertainable to persons not connected with the Company either at all or without a significant expenditure of labour, skill or money;
“Corporate Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of any Group Company;

“Distributor” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment :
(a)	who has pursuant to a contract provided sales and marketing services to a Group Company in any territory of the world during the period of twelve months prior to the Termination Date; or

(b)	who shall at the Termination Date be negotiating with a Group Company to provide sales and marketing services to a Group Company in any territory of the world;
“Employee” means:
(a)	any person who is or was, at any time during the period of twelve months ending on the Termination Date employed or engaged by a Group Company in a senior management, senior sales, senior technical or legal position and who, by reason of such a position, possesses any Confidential Business Information or is likely to be able to solicit the custom of any Client or to induce any Client to cease dealing with the relevant Group Company, were he or she to accept the employment or engagement offered and with whom you shall have dealt at any time during the period of 12 months prior to the Termination Date; or

(b)	any person who is or was, at any time during the period of twelve months ending on the Termination Date employed or engaged by a Group Company and who at any time in the six months preceding the Termination Date reported to you directly or indirectly, and with whom you worked on anything other than an occasional basis during that six month period;
“Group” means all Group Companies from time to time;
“Group Company” means the Company and any Subsidiary or Holding Company of the Company and any Subsidiary of that Holding Company (and any Associated Company) from time to time;
“Holding Company” means a holding company as defined in section 736 of the Companies Act 1985.
“Marketing Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of a Group Company including, without limitation, sales targets and statistics, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of clients and potential clients, commercial, technical contacts of and suppliers and potential suppliers or consultants to a Group Company, the nature of their business operations, their requirements for any product or service sold or purchased by a Group Company and all confidential aspects of their business relationship with the relevant Group Company;
“Material Interest” means:

(a)	the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary share of any company whose shares are listed on any Recognised Investment Exchange (as defined in section 207 of the Financial Services Act 1986); or

(c)	the direct or indirect provision of any financial assistance;
“Restricted Period” means the period of twelve months commencing on the Termination Date unless the Company shall have exercised its right to place you on “garden leave” in accordance with clause 16.3 above in which case such period of twelve months shall be reduced by such period as you have spent on “garden leave”;
“Restricted Products” means all and any products of a kind which shall be dealt in, produced, marketed or sold by a Group Company in the ordinary course of the Businesses;
“Restricted Services” means all and any services of a kind which shall be provided by a Group Company in the ordinary course of the Businesses;
“Subsidiary” means a subsidiary as defined in section 736 of the Companies Act 1985;
“Supplier” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment:
(a)	who shall at the Termination Date be negotiating with a Group Company to supply goods and/or services; or

(b)	from whom a Group Company shall at any time during the period of twelve months prior to the Termination Date have obtained any goods and/ or services;
“Technical Information” means all and any trade secrets, source codes, computer programs, inventions, designs, know-how discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of a Group Company;
“Termination Date” means the date on which your employment hereunder terminates and references to “following the Termination Date” shall be construed as from and including such date of termination.
27.	Notices
27.1	Each party to this agreement may give any notice or other communication under or in connection with this agreement by letter or facsimile transmission addressed to the other party. The address for service for you shall be the address provided to the Company by you and the address for service for the Company shall be as set forth in 27.2.4.

27.2	Any notice or other communication will be deemed to be served:
27.2.1	if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

27.2.2	if by letter, at noon on the Business Day after such letter was posted and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class addressed and delivered to the postal authorities; and

27.2.3	if by facsimile transmission, at the time and on the day of transmission, and, in proving service, it shall be sufficient to produce a transmission report from the sender’s facsimile machine indicating that the facsimile was sent in its entirety to the recipient’s facsimile number.

27.2.4	Details for service of any notice or other communication on the Company are as follows:
Eric Bock, General Counsel c/o Travelport International Ltd. 405 Lexington Avenue 57th Floor New York, NY 10174 Fax: (212) 915-9169
28.	Change in Control.
28.1	In the event that a Change in Control (as hereinafter defined) occurs during your employment, you shall be entitled to vesting of any unvested equity-based awards then held by you with respect to the Company or its affiliates as, and to the extent, described in the definitive documentation related to such awards, provided that such vesting shall be no less favorable than (i) with respect to any unvested awards granted pursuant to the TDS Investor (Cayman) L.P. 2006 Interest Plan or any unvested awards granted pursuant to the Travelport plc IPO Incentive Scheme, you shall be entitled to full and immediate vesting of all such awards (including, for the avoidance of doubt, any unvested equity that is eligible for “catch up” vesting) and (ii) with respect to any unvested awards granted subsequent to the IPO (including pursuant to the Travelport plc Performance Share Plan), you shall be entitled to (A) in the case of an unvested award that vests, in whole or in part, on the basis of performance, vesting at target and (B) in the case of an unvested award that vests solely based upon the passage of time and continued employment, full and immediate vesting of all such awards; provided, however, that, for purposes of this paragraph 28.1, “target” shall be the amount of equity that would have vested had the Company achieved its budgeted target level of performance

(measured at the time performance targets are put in place) and that in any event it shall not be less than 66.7% of the award; further provided, however, that nothing in this paragraph 28.1 shall restrict the ability of the Board to grant more favorable vesting or terms to you.

28.2	A “Change in Control” shall be deemed to have occurred if the event or events set forth in any of the following paragraphs shall have occurred:
28.2.1	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Travelport plc (not including in the securities beneficially owned by such Person any securities acquired directly from Travelport plc or its affiliates) representing 50% or more of the combined voting power of Travelport plc’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph 28.2.2 below; or

28.2.2	there is consummated a merger or consolidation or scheme of arrangement of Travelport plc or any direct or indirect subsidiary of Travelport plc with any other corporation or other entity, other than (I) a merger, consolidation or scheme of arrangement which results in the voting securities of Travelport plc outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Travelport plc or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (II) a merger, consolidation or scheme of arrangement effected to implement a recapitalization of Travelport plc (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Travelport plc (not including in the securities Beneficially Owned by such Person any securities acquired directly from Travelport plc or its affiliates) representing 25% or more of the combined voting power of Travelport plc’s then outstanding securities; or

28.2.3	the shareholders of Travelport plc approve a plan of complete liquidation or dissolution of Travelport plc or there is consummated an agreement for the sale or disposition by Travelport plc of all or substantially all of Travelport plc’s assets; or

28.2.4	any Person (or group of Persons acting in concert) obtains control (within the meaning of section 840 of the UK Income Tax and Corporation Taxes Act 1988 as if it applied to a group of Persons acting in concert as well as a Person) of Travelport plc.
28.3	For purposes of this clause 28, the following terms shall have the meanings indicated below:

28.3.1	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

28.3.2	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

28.3.3	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (I) Travelport plc or any of its subsidiaries, (II) a trustee or other fiduciary holding securities under an employee benefit plan of Travelport plc or any of its affiliates, (III) an underwriter temporarily holding securities pursuant to an offering of such securities, or (IV) a corporation owned, directly or indirectly, by the shareholders of Travelport plc in substantially the same proportions as their ownership of shares in Travelport plc.
29.	Tax Equalization
The Company may withhold from any amounts payable under this agreement such income taxes and any other applicable tax and employee social security contributions as may be required to be withheld pursuant to any applicable law or regulation in the UK. Notwithstanding the foregoing, it is the intent of the parties hereto that the Company shall equalize your income tax and any other applicable tax and national insurance contributions obligation as if your compensation and other benefits provided under this agreement were earned in your home country and subject only to local income tax, any other applicable tax and national insurance contributions in your home country. As such, the parties hereto expressly acknowledge and agree that (i) the Company or its affiliates shall pay all of your non-UK income tax and social security obligations (including, without limitation, health levy, income levy and any other applicable tax, and employee social security contributions to the extent that you are not exempt from such contribution obligations in the non-UK location) associated with your compensation and other benefits provided under this agreement, in such amounts and at such times as required by applicable non-UK income tax and social security law, and any other applicable law (whether directly to the non-UK taxing authority, or through reimbursement to you on finalization of the non-UK total liabilities), plus provide such additional amounts as are required to gross up your compensation and benefits provided under this agreement for any non-UK income taxes (including, without limitation, health levy, income levy and any other applicable tax, and employee social security contributions to the extent that you are not exempt from such contribution obligations in the non-UK location) or other local income taxes and any other applicable taxes and national insurance contributions of your home country associated with the payments and reimbursements required by this Section 29, notwithstanding any change in applicable tax or national insurance contribution law after the date hereof.
30.	Multiple Contracts of Employment
You and the Company expressly acknowledge and agree that another contract of employment has been entered into between you and Travelport plc dated 17 March 2010.

The parties’ intention is that your entitlement to benefits such as those set out in clause 7 (Perquisites), clause 9 (Holidays and holiday pay), clause 10 (Sickness and sick pay), and clause 11 (Pension and other benefits, with exception of clause 11.1 which deals with pension benefits) as set out in this contract and the corresponding terms of the contract of employment between you and Travelport plc dated 17 March 2010 shall not be read as being separate and/or additional entitlements. Rather, these provisions shall be taken as relating to the same entitlements which arise under the terms of both contracts for the purposes of clarity only. You accept that the Company’s obligation in relation to such benefits may be discharged by either the Company or Travelport plc in their absolute discretion, and that once such liability has been discharged by the Company or Travelport plc, you shall have no claim against the other for the benefit or entitlement concerned.

Signed on behalf of the Company by:	Date

NAME:

TITLE:

Solely for purposes of paragraphs 16.7.3 and 28.1 hereof:

Signed on behalf of Travelport Holdings (Jersey) Limited (to be re-registered as a public limited company and renamed Travelport plc) (“Travelport plc”) by:	Date

NAME:

TITLE:

EXECUTED and DELIVERED as a DEED

by Philip Emery in the presence of:

Witness:
Signature:

Name:

Work Address:

Date:
By executing this deed you acknowledge that you have read this contract of employment. Further, you understand, agree to and will abide by all the terms and conditions of employment as set out above.